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                                                                  EXHIBIT 99.1

[LOGO]  7961 SHAFFER PARKWAY
        SUITE 5
        LITTLETON, COLORADO 80127
        TELEPHONE (720) 981-1185
        FAX (720) 981-1186


                                            Trading Symbol: VGZ
                                            Toronto and American Stock Exchanges

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VISTA GOLD CORP. SIGNS OPTION TO PURCHASE AWAK MAS GOLD DEPOSIT, INDONESIA

DENVER, COLORADO NOVEMBER 2, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has signed an option agreement to acquire the Awak Mas gold deposit located in Sulawesi, Indonesia, for a purchase price of U.S. $1,500,000. Under the terms of the agreement, the Corporation will have up to six months to conduct due diligence while paying the owners U.S. $15,000 per month. The monthly option payments, as well as costs up to U.S. $150,000 expended to correct any deficiencies in asset standing, will be credited towards the purchase price.

A resource analysis for the Awak Mas project was prepared on October 28, 2004, by RSG Global Pty Ltd of West Perth, Australia, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines under the supervision of Brett Gossage, a Qualified Person. The resource analysis report includes the results of 85,030 assay intervals from 814 core and reverse circulation drill holes done by Battle Mountain Gold, Lone Star and Masmindo from 1991 through 1997 with assaying by Inchcape Testing Services. A final feasibility study was completed by independent consultants in 1997 for Lone Star supporting a mining scenario of 3 million metric tons per year of ore. Independent valuations of the project were completed in 2000 and 2003 as well. Over AUD $46 million has been spent on the project.

Based on the resource analysis report, the gold resources, reported at a cutoff grade of 0.5 grams gold per ton are:

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                                Short Tons             Grade             Contained
                                  (000s)          (ounces per ton)      Gold Ounces
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
Measured and indicated            52,580               0.032             1,656,000
resources 1)
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Inferred resources 2)              8,250               0.032               259,000
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

1) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES: This table uses the term "measured and indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

2) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED RESOURCES:
This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINABLE.


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Vista President and CEO Mike Richings stated "The potential to acquire high quality measured and indicated resources of 1.7 million gold ounces plus an inferred resource of 0.3 million gold ounces at a cost of U.S. $1.5 million is very attractive to Vista. We believe the recent election results in Indonesia bode well for the country and foreign investments in resource projects in Indonesia. And, with rising gold prices, we expect Awak Mas to be an increasingly valuable addition to Vista's asset base."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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